CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 21, 2004, relating to the financial statements and financial highlights which appear in the March 31, 2004 Annual Report to Shareholders of INVECO Energy Fund, INVESCO Financial Services Fund, INVESCO Gold & Precious Metals Fund, INVESCO Health Sciences Fund, INVESCO Leisure Fund, INVESCO Technology Fund and INVESCO Utilities Fund (the seven funds constituting AIM Sector Funds, formerly known as INVESCO Sector Funds, Inc.), each of which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Houston, Texas

July 27, 2004